QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FTD, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	133711271 (I.R.S. Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois 60515
(630) 719-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Options Assumed by FTD, Inc. Originally Granted Under
FTD.COM INC. 1999 Equity Incentive Plan
(Full title of plan)

Carrie A. Wolfe
Chief Financial Officer and Treasurer
FTD, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
(630) 719-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon R. Burney	James S. Rowe
FTD, Inc.	Kirkland & Ellis
3113 Woodcreek Drive	200 East Randolph Drive
Downers Grove, Illinois 60515	Chicago, Illinois 60601
(630) 719-7800	(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Class A Common Stock, $.01 par value per share	67,600	$13.20	$892,320	$83.00

(1)
Estimated solely for the purpose of determining the registration fee.

(2)
The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(h) under the Securities Act and is based upon the average of the high and low sale price of the Registrant's Class A Common Stock, as reported on NASDAQ on July 15, 2002.

Explanatory Note

        This Registration Statement on Form S-8 relates to up to 67,600 shares of the Class A common stock, par value $.01 per share, of FTD, Inc. (f/k/a IOS Brands Corporation) (the "Registrant"), issuable pursuant to the FTD.COM INC. 1999 Equity Incentive Plan (the "Plan").

        On June 28, 2002, Aroma Acquisition Corp. ("Merger Sub"), an indirect, wholly owned subsidiary of the Registrant, merged (the "Merger") with and into FTD.COM INC. ("FTD.COM") pursuant to an Agreement and Plan of Merger, dated as of March 3, 2002 (the "Merger Agreement"), by and among the Registrant, Florists' Transworld Delivery, Inc., Merger Sub and FTD.COM. At the time the Merger was consummated (the "Effective Time"), among other things, each share of FTD.COM's Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (collectively, the "FTD.COM Common Stock"), was converted into the right to receive 0.26 shares of the Registrant's Class A common stock. Pursuant to the Merger Agreement, options to purchase shares of FTD.COM Common Stock under the Plan prior to the Effective Time have been converted into options to purchase shares of the Registrant's Class A common stock, and the Registrant has assumed such options subject to the terms of the Plan. The Registrant's Class A common stock is effectively substituted for FTD.COM Common Stock under the Plan, in accordance with the terms of the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1.    Plan Information.

        The documents containing the information specified in this Part I will be sent or given to all participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act relating to the Plan (the "Prospectus").

Item 2.    Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents to be delivered to eligible participants pursuant to Rule 428(b), or additional information regarding the Plan will be available without charge by contacting: Carrie A. Wolfe, Chief Financial Officer and Treasurer, FTD, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515, telephone number (630) 719-7800.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The Commission allows the Registrant to "incorporate by reference" the information it files with them, which means:

  •
  incorporated documents are considered part of this Registration Statement and the Prospectus,

  •
  the Registrant can disclose important information to you by referring you to those documents,

  •
  information that the Registrant files with the Commission will automatically update this Registration Statement and update and/or supersede the Prospectus, and

  •
  any statement contained in a document incorporated or deemed to be incorporated by reference in the Prospectus shall be deemed to be modified or superseded for the purposes of this Registration Statement and the Prospectus to the extent that a statement contained in the Registration Statement or the Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

        The Registrant incorporates by reference the documents listed below that were filed with the Commission under the Exchange Act:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed on August 6, 2001,

  •
  Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001, filed on November 14, 2001 and May 29, 2002,

  •
  Joint Proxy Statement/Prospectus, dated June 5, 2002, filed pursuant to Rule 424(b) of the Securities Act, which relates to its Registration Statement on Form S-4 (Registration No. 333-84736),

  •
  Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001 filed on November 14, 2001, for the quarter ended December 31, 2001 filed on February 4, 2002, for the quarter ended March 31, 2002 filed on April 30, 2002,

  •
  Quarterly Reports on Form 10-Q/A for the quarter ended September 30, 2001 filed on December 5, 2001 and May 29, 2002, for the quarter ended December 31, 2001 filed on May 29, 2002 and for the quarter ended March 31, 2002 filed on May 29, 2002,

  •
  Current Reports on Form 8-K filed on March 5, 2002 and July 3, 2002,

  •
  the description of Class A common stock, par value $0.01 per share, included under the caption "Description of Capital Stock of IOS" in the Joint Proxy Statement/Prospectus forming a part of the Registrant's Registration Statement on Form S-4, initially filed with the Commission on March 22, 2002 (Registration No. 333-84736), including exhibits, as amended, and

  •
  all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

        The Registrant also incorporates by reference each of the following documents that it will file with the Commission after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act,

  •
  proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting, and

  •
  any reports filed under Section 15(d) of the Exchange Act.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

        Some of the legal matters in connection with the issuance of the Class A common stock offered hereunder will be passed upon for the Registrant by Kirkland & Ellis, Chicago, Illinois. Partners of Kirkland & Ellis are partners in Randolph Street Partners, which own less than 0.1% of the Registrant's outstanding common stock. Kirkland & Ellis, from time to time, represented, and may continue to represent, the controlling stockholders of the Registrant and some of their affiliates in connection with various legal matters.

Item 6.    Indemnification of Directors and Officers.

  Delaware General Corporation Law

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

  FTD, Inc. Certificate of Incorporation and By-laws

        FTD, Inc.'s restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of FTD, Inc. shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty. Further, the FTD, Inc. restated certificate of incorporation provides for indemnification of and advancement of expenses for any person who was or is made or threatened to be made a party to any action, suit or other proceeding because of his or her status as a director or officer of FTD, Inc., or service as a director, officer or fiduciary of another company at the request of FTD, Inc. to the fullest extent permitted under Delaware law against all expenses, liabilities and losses reasonably incurred by such person. The restated certificate of incorporation also permits FTD, Inc. to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer or agent of FTD, Inc. or was serving at FTD, Inc.'s request. FTD, Inc. currently maintains directors' and officers' reimbursements and liability insurance which insures against liabilities that directors and officers of FTD, Inc. and its subsidiaries may incur in such capacities. The risks covered by such policies do not exclude liabilities under the Securities Act.

Item 7.    Exemption From Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        See the Exhibit Index herein.

Item 9.    Required Undertakings.

        The undersigned Registrant hereby undertakes:

        (a)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on this 17th day of July, 2002.

FTD, INC. (Registrant)
By:	/s/ CARRIE A. WOLFE Carrie A. Wolfe Chief Financial Officer and Treasurer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert L. Norton and Carrie A. Wolfe, and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of July 17, 2002 by the following persons in the capacities indicated.

Name	Title
/s/ ROBERT L. NORTON Robert L. Norton	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
/s/ CARRIE A. WOLFE Carrie A. Wolfe	Chief Financial Officer and Treasurer (principal accounting and financial officer)
/s/ HABIB Y. GORGI Habib Y. Gorgi	Director
/s/ STEPHEN G. PAGLIUCA Stephen G. Pagliuca	Director
/s/ RICHARD C. PERRY Richard C. Perry	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Stockholders Support Agreement, dated as of March 3, 2002, by and among FTD.COM, Perry Acquisition Partners, L.P., Perry Partners, L.P., Perry Partners International, Inc., Perry Principals Holdings, LLC, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., Information Partners Capital Fund, L.P., BCIP Associates, BCIP Trust Associates, L.P., Chisholm Partners II L.P., Fleet Equity Partners VII, L.P., Fleet Growth Resources III, Inc. and Randolph Street Partners (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on March 5, 2002).
4.2	Form of Registration Agreement by and among FTD, Inc., Perry Acquisition Partners, L.P., Perry Partners, L.P., Perry Partners International, Inc., Perry Principals Holdings, LLC, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., Information Partners Capital Fund, L.P., BCIP Associates, BCIP Trust Associates, L.P., Chisholm Partners II L.P., Fleet Equity Partners VII, L.P., Fleet Growth Resources III, Inc. and Randolph Street Partners (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed on March 5, 2002).
4.3	Form of Governance Agreement by and among FTD, Inc., Perry Acquisition Partners, L.P., Perry Partners, L.P., Perry Partners International, Inc., Perry Principals Holdings, LLC, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., Information Partners Capital Fund, L.P., BCIP Associates and BCIP Trust Associates, L.P., Randolph Street Partners, Chisholm Partners II L.P., Fleet Equity Partners VII, L.P., and Fleet Growth Resources III, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed on March 5, 2002).
5.1	Opinion of Kirkland & Ellis with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of KPMG LLP.
23.2	Consent of Kirkland & Ellis (included in Exhibit 5.1).
24.1	Powers of Attorney of certain officers and directors of the Registrant (included on the signature page of this Registration Statement).
99.1	FTD.COM INC. 1999 Equity Incentive Plan.

QuickLinks

PART I INFORMATION REQUIRED IN THE 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Required Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX